Prospectus Supplement No. 1	Filed pursuant to Rule 424(b)(7)
(to Prospectus Dated August 7, 2007)	Registration No. 333-145186

47,510 SHARES

WEST PHARMACEUTICAL SERVICES, INC.

COMMON STOCK

This prospectus supplement no. 1 supplements and amends our prospectus dated August 7, 2007 relating to the sale from time to time by the selling shareholder named in the prospectus and in this prospectus supplement of up to 47,510 shares of our common stock that our selling shareholder may offer and sell from time to time in amounts, at prices and on terms that will be determined at the time of the offering..

This prospectus supplement should be read in conjunction with and accompanied by, and is qualified by reference to, the prospectus, except to the extent that the information in this prospectus supplement supersedes any information contained in the prospectus.

The primary market for our common stock is the New York Stock Exchange, where it trades under the symbol “WST.”

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Investing in the notes involves risks. See ‘‘Risk Factors’’ beginning on page 1 of the prospectus, as well as the risk factors that are incorporated by reference in the prospectus.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 28, 2008

SELLING SHAREHOLDER

The information appearing in the table below supplements and amends the information with respect to such selling securityholders in the section of the prospectus under the heading “Selling Shareholders” in the prospectus. The information is based solely on information provided to us by or on behalf of the selling securityholders on or prior to February 6, 2008.

Our Board of Directors approved the donation of an aggregate of 10,372 shares of our common stock to the Foundation on February 27, 2007. The Foundation may use the prospectus and the prospectus supplement to sell from time to time some or all of the shares that we donated to them.

The Foundation was created in 1972 and is recognized by the Internal Revenue Service as a private foundation described in section 501(c)(3) of the Internal Revenue Code. The Foundation:

•	provides college scholarships to children and other dependents of our U.S. full-time employees;
•	provides financial assistance to nonprofit organizations serving the cultural, health and public service needs of the communities where we maintain operations; and
•	encourages financial support of education by matching (within certain limits) the contributions of our full-time employees, retirees and directors to eligible educational institutions.

The address for the Foundation is The Herman O. West Foundation, c/o West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, PA 19342.

We have registered the shares to permit the selling shareholder and its pledgees, donees, transferees and other successors-in-interest that receive their shares from a stockholder as a gift, partnership distribution or other non-sale related transfer after the date of the prospectus and the prospectus supplement to resell the shares when and as they deem appropriate. The following table sets forth:

•	the name of the selling shareholder,
•	the number and percent of shares of our common stock that the selling shareholder beneficially owned prior to the offering for resale of the shares under the prospectus and the prospectus supplement,
•	the number of shares of our common stock that may be offered for resale for the account of the selling shareholder under the prospectus and prospectus supplement, and
•

the number and percent of shares of our common stock to be beneficially owned by the selling shareholder after the offering of the resale shares (assuming all of the offered shares are sold by the selling shareholder).

The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling shareholder may offer under the prospectus and prospectus supplement. We do not know how long the selling shareholder will hold the shares before selling them or how many shares it will sell and we currently have no agreements, arrangements or understandings with the selling shareholder regarding the sale of any of the shares. The shares offered by the prospectus and prospectus supplement may be offered from time to time by the selling shareholder listed below.

This table is prepared solely based on our own records and information supplied to us by the listed selling shareholder, and assumes the sale of all of the shares. The applicable percentages of beneficial ownership are based on an aggregate of 32,288,834 shares of our common stock issued and outstanding on February 1, 2008, adjusted as may be required by rules promulgated by the SEC. Information about the selling shareholder may change over time. Any changed information given to us by the selling shareholder will be set forth in a prospectus supplement if and when necessary or, if appropriate, a post-effective amendment to the registration statement of which this prospectus supplement and the prospectus is a part.

	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Selling Shareholder	Number	Percent		Number	Percent
The Herman O. West Foundation(1)	46,803	*	10,372	36,431	*

*	Less than 1%
(1)

Although no formal relationship exists between us and the Foundation, we make annual contributions to the Foundation. Paula A. Johnson, one of our directors, and Richard Luzzi, our Vice President of Human Resources, are trustees of the Foundation. Dr. Franklin H. West, who is not an affiliate of our Company, exercises sole voting and dispositive power over these shares of common stock.

Future sales of our common stock may, if required, be accompanied by a further supplement to the prospectus setting forth the name of the selling shareholder using that prospectus supplement, the number of shares being sold and a supplemental plan of distribution describing the specific manner of sale of those shares.